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Exhibit 21.1

SUBSIDIARIES

Name of Entity	State of Incorporation/ Jurisdiction	Doing Business As
DST International	Limited United Kingdom
DST Systems of California, Inc.	Delaware
EquiServe, Inc.	Delaware
West Side Investments, Inc.	Nevada

Note: Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DST International Limited represents the consolidation of nine international subsidiaries, each of which is engaged in the Company's Financial Services Segment. DST International Limited is not a significant subsidiary under Rule 1-02(w) of Regulation S-X as of December 31, 2001.

DST Systems of California, Inc. represents the consolidation of ten U.S. and four international subsidiaries, primarily engaged in the Company's Output Solutions and Customer Management Segments.

EquiServe, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company's Financial Services Segment.

West Side Investments, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company's Financial Services and Investments and Other Segments.

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  Exhibit 21.1